CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2012 with respect to the consolidated financial statements and schedule of American Realty Capital Trust III, Inc., which is incorporated by reference into the Current Report on Form 8-K of American Realty Capital Properties, Inc. filed on January 9, 2013 and is also included in the Current Report on Form 8-K/A of American Realty Capital Properties, Inc. filed on January 18, 2013, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

January 30, 2013